May 27, 2014

BMO Asset Management Corp.

115 South LaSalle Street

Chicago, Illinois 60603

RE:	Series A, Series R-3 and Series R-6 Share Issuance

Ladies and Gentlemen:

We have acted as Wisconsin corporate counsel for you in connection with the sale by BMO Funds, Inc. (the “Company”) of an indefinite number of shares (the “Shares”) of common stock, $.0001 par value, of the Series A shares of the BMO Low Volatility Equity Fund, BMO Dividend Income Fund, BMO Large-Cap Value Fund, BMO Large-Cap Growth Fund, BMO Mid-Cap Growth Fund, BMO Mid-Cap Value Fund, BMO Small-Cap Value Fund, BMO Small-Cap Core Fund, BMO Micro-Cap Fund, BMO Global Low Volatility Equity Fund, BMO Pyrford Global Equity Fund, BMO Pyrford Global Strategic Return Fund, BMO Pyrford International Stock Fund, BMO Global Natural Resources Fund, BMO Lloyd George Emerging Markets Equity Fund, BMO TCH Emerging Markets Bond Fund, BMO Ultra Short Tax-Free Fund, BMO Short Tax-Free Fund, BMO Short-Term Income Fund, BMO Intermediate Tax-Free Fund, BMO Mortgage Income Fund, BMO TCH Intermediate Income Fund, BMO TCH Corporate Income Fund, BMO TCH Core Plus Bond Fund, BMO Monegy High Yield Bond Fund and BMO Multi-Asset Income Fund and of the Series R-3 and Series R-6 shares of the BMO Mid-Cap Value Fund, BMO Mid-Cap Growth Fund, BMO Small-Cap Value Fund and BMO Pyrford International Stock Fund (collectively, the “Funds”) in the manner set forth in the Registration Statement on Form N-1A (the “Registration Statement”) (and the Prospectus of the Funds included therein).

We have examined: (a) the Registration Statement (and the Prospectus of the Funds included therein), (b) the Company’s Articles of Incorporation, as amended, and Amended and Restated By-Laws, (c) certain resolutions of the Company’s Board of Directors and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

BMO Asset Management Corp.

May 27, 2014

For purposes of rendering this opinion, we have assumed that: (a) the Registration Statement remains effective; (b) the Prospectus and Statement of Additional Information and the Prospectus delivery procedures fulfill all requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended; (c) all offers and sales of the Shares are conducted in accordance with the Registration Statement and in compliance with applicable state securities laws; and (d) the Shares will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such Shares will actually be received by the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.